Exhibit 99.1

Kimball Electronics, Inc. Announces Release of Inaugural Environmental, Social and Governance (ESG) Report

JASPER, Ind., Dec. 11, 2019 (GLOBE NEWSWIRE) -- Kimball Electronics, Inc. (NASDAQ: KE), (the “Company”), today announced the release of its first-ever Environmental, Social and Governance (ESG) Report.

The report highlights the long-term environmental, social and governance principles and practices designed to support the Company’s commitment to sustaining “lasting relationships” and achieving “global success” with its stakeholders wherever Kimball Electronics’ touch is felt throughout the world.

“I’m excited about our inaugural ESG report. I hope it provides insightful information to give a greater appreciation for the goodness of our company and our employees,” says Don Charron, Chairman of the Board and Chief Executive Officer.

Mr. Charron continued, “This is a new report, but what is not new is our demonstrated commitment to our environmental, social and governance philosophies and practices, which have been a part of who we are since our founding in 1961. To us, it’s simply doing the right thing.”

The ESG report reflects several long-standing Guiding Principles of the Company: Our customer is our business; our people are the company; the environment is our home; we strive to help our communities be great places to live; profitability and financial resources give us the freedom to shape our future and achieve our vision.

Kimball Electronics’ 2019 ESG Report can be found on the Company’s website at www.kimballelectronics.com on the Investor Relations page in the Corporate Governance section or on the Company’s Social Responsibility page.

About Kimball Electronics, Inc.
Kimball Electronics is a multifaceted manufacturing solutions provider of electronics and diversified contract manufacturing services to customers around the world. From our operations in the United States, China, India, Japan, Mexico, Poland, Romania, Thailand, and Vietnam, our teams are proud to provide manufacturing services for a variety of industries. Recognized for a reputation of excellence, we are committed to a high-performance culture that values personal and organizational commitment to quality, reliability, value, speed, and ethical behavior. Kimball Electronics, Inc. (NASDAQ: KE) is headquartered in Jasper, Indiana.

To learn more about Kimball Electronics, visit: www.kimballelectronics.com.

Lasting relationships. Global success.